Exhibit 11.1


                          EARNINGS PER SHARE
                          PRIMARY COMPUTATION
         ($ in millions, except share and per share amounts)



                                              Nine Months Ended
                                                   March 31,
                                              -------------------
                                                1997       1996
                                              --------   --------
Basis for computation of earnings per
 common and common equivalent shares:
   Earnings from continuing operations        $ 125.3    $ 103.6
   Deduct dividends on 4 Percent
    cumulative preferred stock                    (.3)       (.3)
                                              --------   --------
   Earnings from continuing operations
    available to common shareholders            125.0      103.3
   Discontinued operations                        2.2       41.3
                                              --------   --------

   Available for common shareholders          $ 127.2    $ 144.6
                                              ========   ========



Number of shares:
  Weighted average shares outstanding 74,057,373 75,508,512 Shares issuable upon exercise of stock options,net of shares assumed
   to be repurchased                       1,359,018   1,161,824
                                          ----------  ----------
                                          75,416,391  76,670,336
                                          ==========  ==========



Earnings per common share:
  Continuing operations                       $ 1.66      $ 1.35
  Discontinued operations                        .03         .54
                                              ------      ------

  Net earnings                                $ 1.69      $ 1.89
                                              ======      ======